Exhibit 99.1

MDH Acquisition Corp. Announces Pricing of Upsized $240 Million Initial Public Offering

NEW YORK, February 1, 2021—(BUSINESS WIRE)—MDH Acquisition Corp. (the “Company”) today announced the pricing of its upsized initial public offering of 24,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “MDH.U” beginning on February 2, 2021. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “MDH” and “MDH.WS,” respectively. The offering is expected to close on February 4, 2021, subject to customary closing conditions.

MDH Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on industries that complement its management team’s background in transportation and logistics, telecommunications, financial services and professional services, and to capitalize on the ability of its management team to identify and acquire a business.

Stifel, Nicolaus & Company, Incorporated and Oppenheimer & Co. Inc. are acting as joint bookrunning managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 1, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, email: syndprospectus@stifel.com, or by telephone: (855) 300-7136 or Oppenheimer & Co. Inc. at 85 Broad St., New York, NY 10004.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Media Contact:

Kelly Wallace

kelly@mclartydiversified.com

917-991-6308

Investor Contact:

info@mclartydiversified.com